Exhibit 16.1

November 26, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 Verint System Inc. Form 8-K dated November 26, 2025, and have the following comments:

1.	We agree with the statements made in the second paragraph, the third paragraph and the fourth paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP